Exhibit 10.20

GENERAL RELEASE AND POST-SEPARATION CONSULTING AGREEMENT

This General Release and Post-Separation Consulting Agreement (the “Agreement”) is made and entered into by and between Arlene Morris (the “Executive”) and Syndax Pharmaceuticals, Inc. (the “Company”) (each a “Party,” and together, the “Parties”).

WHEREAS, Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date (“Effective Date”) of the General Release and Waiver of Claims (“Release”) attached as Exhibit B to this Agreement;

WHEREAS, Executive and the Company have decided to terminate their employment relationship;

WHEREAS, Executive and the Company are parties to an employment agreement, dated March 18, 2012 (the “Employment Agreement”), and the Company wishes to provide to Executive the termination benefits described in Section 9 of the Employment Agreement (the “Termination Benefits”) in connection with the termination of their employer-employee relationship;

WHEREAS, the Company wishes to provide to Executive additional termination benefits beyond the Termination Benefits in exchange for Executive’s continued employment through May 14, 2015 and assistance with the transition of Executive’s duties to her successor;

WHEREAS, the Company wishes to retain Executive as a consultant following the termination of her employment relationship so that Executive may advise the Company’s executives on matters within Executive’s expertise;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Confirmation of Termination Benefits under this Agreement. The Company shall pay or provide to Executive all of the Termination Benefits described in Exhibit A to this Agreement, as, when and on the terms and conditions specified in the Employment Agreement, but as modified by Exhibit A.

2. Termination of Employment; Consulting Services.

(a) Executive’s employment with the Company shall terminate effective May 14, 2015 (the “Separation Date”). Following the Separation Date, and at the request of the Company, Executive will consult with the Company’s executive officers and other employees regarding certain of the Company’s business and activities, as assigned by the Company to Executive from time to time, through July 13, 2015 (the “Consulting Period”); provided, however, that the parties will mutually agree in writing as to the scope and extent of Executive’s services during the Consulting Period prior to the Separation Date. Executive acknowledges that the consultation is to be performed from Executive’s home office and/or the Company’s office in Boston, but that the consultation also may require Executive to travel from time to time.

(b) From and after the Separation Date, Executive shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Executive and the Company for any purpose. After the

Separation Date, Executive shall have no authority to bind the Company or its affiliates, and Executive shall not attempt to obligate or bind the Company or any of its affiliates in any way without the Company’s prior approval. All documents, including but not limited to contracts, agreements, letters of intent, employment agreements and leases, that purport to bind or obligate the Company or any of its affiliates in any respect must be signed by the appropriate representative(s) of the Company.

(c) The Company will provide Executive with support services in its Boston office for the consulting period following the Separation Date to the extent determined necessary and reasonable by the Company. During the consulting period, Executive may be engaged or employed in any other business, trade, profession or other activity which does not place Executive in a conflict of interest with the Company; provided, that, during the Consulting Period, Executive shall not be engaged in any business activities involving an HDAC inhibitor being developed to treat cancer, or otherwise prohibited by the Assignment of Developments Agreement (as defined below and except as provided in Section 8 of this Agreement), between Executive and the Company, without the Company’s prior written consent to be given or withheld in its sole discretion.

(d) The Company shall pay to Executive as full compensation for the consulting services a monthly consulting fee in the gross amount of Thirty Six Thousand Four Hundred Twenty Five Dollars ($36,425.00) (the “Consulting Fee”) for each month Executive provides consulting services in accordance with Section 2(a). Executive acknowledges and agrees that the Consulting Fee does not constitute compensation for Executive’s time worked and services rendered through the Separation Date, but rather constitutes consideration for Executive’s agreement to provide consulting services to the Company on an “as needed” basis and as an independent consultant during the Consulting Period, and that such consideration is above and beyond any wages, salary or other sums to which Executive is entitled from the Company under the terms of her employment with the Company or under any other contract or law. Executive shall be responsible for costs or expenses incurred by Executive in connection with the performance of the consulting services, and in no event shall the Company reimburse Executive for any such costs or expenses, except that the Company will reimburse Executive for travel-related expenses when the Company requests that Executive travel in order to provide the consulting services, and the Company pre-approves any such expenses.

(e) With the exception of the Consulting Fee specified Section 2(d) above, the Company shall withhold the appropriate federal, state and local taxes, as reasonably determined by the Company, from the Termination Benefits paid under this Agreement. Executive acknowledges and agrees that the Consulting Fee shall be subject to Internal Revenue Service reporting through a Form 1099 issued to Executive. Executive will invoice the Company on a monthly basis for any consulting services provided, and the Company will pay each such invoice within thirty (30) days of receipt. Payment of the Consulting Fee will be made without any withholdings or deductions by the Company. Executive agrees that she will be exclusively liable for the payment of any taxes which may be assessed against the Consulting Fee, as well as any additional payments of interest, penalties, or assessment of attorneys’ fees required by a governmental authority, taxing authority, or court in connection with the payment of the Consulting Fee. Executive further acknowledges that the Company makes no representations or warranties with respect to the tax treatment by any local, state or federal taxing authority of the Consulting Fee or other payments made under this Agreement.

(f) The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the consulting services performed under this Agreement (the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”). Executive agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Executive hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights.

(g) The Company may terminate the consulting services provided under this Agreement upon written notice to Executive only if the Company determines that Executive is not willing, available or able to provide the required consulting services after reasonable attempts by the Company to obtain such consulting services from Executive. In the event of termination pursuant to this Section 2(g), the Company shall pay to Executive on a proportional basis any Consulting Fees then due and payable for any consulting services completed up to and including the date of such termination.

3. General Release.

(a) In conjunction with the execution of this Agreement, Executive shall execute the Release, which Release is incorporated into and made a part of this Agreement in full.

(b) Executive agrees to execute a second bring-down release, in the same form provided in Exhibit B, on the last day of the Consulting Period (the “Consulting End Date”) which release shall cover the period from the Effective Date through the Consulting End Date.

4. The Parties agree that their respective rights and obligations under the Employment Agreement shall be superseded by and not survive the execution of this Agreement, including, but not limited to, Executive’s rights or entitlement to any of the benefits described in Sections 3 (“Annual Bonus”), 5 (“Additional Grant of Stock Options”), 6 (“Strategic Transaction Carve-out”), and 7 (“Promissory Note”) of the Employment Agreement.

5. Executive acknowledges that she has received all compensation to which she is entitled for her work up to her last day of employment with the Company, and that she is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Termination Benefits she will receive under this Agreement.

6. Effective upon the Separation Date, Executive shall resign from, and hereby reaffirms her resignation, from all the offices, directorships, and other positions she held with the Company and any of its subsidiaries and affiliates, including without limitation Executive’s board seat and position and employment as President and Chief Executive Officer of the Company.

7. Executive agrees that from and after the date of the receipt of this Agreement, Executive will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Executive’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Executive’s immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv), Executive will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.

8. Executive agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees, as defined in Exhibit B attached hereto, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Executive acquired while an employee of the Company will not be disclosed or used for Executive’s own purposes or in a manner detrimental to the Company’s interests. In addition, Executive hereby reaffirms Executive’s existing obligations, to the fullest extent permitted by law, under the Assignment of Developments, Non-Disclosure, Non-Competition, and Non-Solicitation Agreement that Executive entered into with the Company, dated June 28, 2013, or any successor agreement thereto (the “Assignment of Developments Agreement”, attached hereto as Exhibit C), including, but not limited to, the covenants in the Assignment of Developments Agreement prohibiting Executive from engaging in competition or employee solicitation for six months from the Separation Date; provided, however, that the non-competition covenant in the Assignment of Developments Agreements shall be modified so that Executive shall only be prohibited, for six months from the Separation Date, from engaging in any activities in connection with, or working for any company with, an HDAC inhibitor being developed to treat cancer.

9. Not later than ten (10) days after the Separation Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in her possession, custody or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information.

10. Executive agrees that she will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. The Company agrees not to authorize any communications that would disparage Executive; provided, however, that the foregoing shall not be violated by truthful statements required by legal process.

11. This Agreement and the Assignment of Developments Agreement contain the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersede any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by both Executive and an authorized officer of the Company (other than Executive). Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court for the county in which the Company’s principal place of business is located for any dispute arising out of or relating to this Agreement or Executive’s employment with the Company, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties.

12. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Executive without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Executive’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

13. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

14. With respect to the Release in Exhibit B of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that she has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

(a) Executive is hereby advised to consult with a competent, independent attorney of Executive’s choice, at Executive’s expense, regarding the legal effect of this Agreement before signing it. Executive shall have twenty-one (21) days from receipt of this Agreement to consider whether to execute it, but Executive may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period. The Company will reimburse Executive for her legal fees incurred in connection with the negotiation of this Agreement (up to a maximum of $10,000).

(b) Executive understands that she has seven (7) days following her execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to Robin J. Samuel, Hogan Lovells US LLP, 1999 Avenue of the Stars, Suite 1400, Los Angeles, CA 90071, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”).

15. The intent of the Parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A. In such regard, the amount payable under Exhibit A of this Agreement represents an amount that qualifies for the separate pay exception to Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(iii).

16. Executive agrees not to sign this Agreement before her Separation Date. Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it.

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT SHE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

SYNDAX PHARMACEUTICALS, INC. By: /s/ Michael A. Metzger Name: Michael A. Metzger Title: President & COO Date: May 13, 2015	EXECUTIVE /s/ Arlene Morris Arlene Morris Date: May 12, 2015

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF 21-DAY CONSIDERATION PERIOD

I, Arlene Morris, understand that I have twenty-one (21) days within which to consider and execute the attached General Release and Post-Separation Consulting Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the General Release and Post-Separation Consulting Agreement before such twenty-one (21) day period has expired.

May 12, 2015	/s/ Arlene Morris
Date	Arlene Morris

EXHIBIT A

SUMMARY OF TERMINATION BENEFITS

The Termination Benefits to be provided under this Agreement, which are all subject to Executive’s full and good faith compliance with this Agreement and the Assignment of Developments Agreement, including the post-employment non-competition (except as provided in Sections 2(c) and 8 of this Agreement) and non-solicitation provisions in such agreements, consist of:

A.	The gross amount of Four Hundred Thirty Seven Thousand Ninety Dollars ($437,090.00), which is an amount equal to12 months of Executive’s base salary at the rate in effect at the time of the Separation Date, and payable in a lump sum on the first regularly-scheduled payroll date occurring on or after the 60th day following the Separation Date, in accordance with this Agreement.

B.	If Executive elects COBRA continuation coverage, the payment or reimbursement of the healthcare insurance premium for Executive and her covered dependents through the earlier of: (1) 12 months following the Separation Date; (2) the termination of Executive’s qualification or eligibility for COBRA continuation coverage; or (3) Executive and her dependents becoming eligible for healthcare coverage under another employer’s plan. In addition, no later than thirty (30) days after the Separation Date, Company will make a one-time payment of $2000 into Executive’s HSA.

C.	The automatic vesting of all outstanding stock options awards that are held by Executive on the Separation Date. Such amounts are set forth on Schedule A to this Agreement. Executive shall have the right to exercise such stock options awards until and including January 13, 2017. On January 14, 2017, all stock options awards held by Executive shall expire.

D.	A transition bonus of up to One Hundred Thousand Dollars ($100,000.00), to be determined and paid in the sole discretion of the Company’s Board of Directors (“Board”) upon Executive’s successful transition of her duties and responsibilities, which shall include the Company’s successful closing of a private financing in the amount of at least $30,000,000 with Delos Capital within four (4) months from the Separation Date, and payable in a lump sum on the first regularly-scheduled payroll date occurring on or after the 30th day following the finance closing, in accordance with this Agreement.

E.	A bonus of Seventy-Five Thousand Dollars ($75,000.00) if the Company successfully completes a firm commitment underwritten public offering of its common stock on Form S-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (“IPO”) on or before December 31, 2015, and payable in a lump sum on the first regularly-scheduled payroll date occurring on or after the IPO, in accordance with this Agreement.

SCHEDULE A

OPTIONS VESTING SCHEDULE

Grant Date	Number of Options Outstanding	Exercise Price per Share
5/9/2013	40,650	$2.46
5/9/2013	204,057	$2.46
5/9/2013	40,650	$2.46
9/15/2014	19,801	$5.05
9/15/2014	48,452	$5.05
12/18/2014	32,084	$5.08

EXHIBIT B

GENERAL RELEASE AND WAIVER OF CLAIMS

Certain capitalized terms used in this Release are defined in the General Release and Post-Separation Consulting Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Assignment of Developments Agreement (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

Nothing in this Release, however, shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; or (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty one (21) days from the Separation Date to consider this Release (although I may choose to voluntarily execute this Release before the expiration of such twenty one day period), and (D) I have seven (7) days from the date I sign this Release to revoke it.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

EXECUTIVE:

/s/ Arlene M. Morris
Signature

Arlene M. Morris
Printed Name

Date: May 12, 2015

EXHIBIT C

ASSIGNMENT OF DEVELOPMENTS AGREEMENT

Syndax Pharmaceuticals, Inc.

ASSIGNMENT OF DEVELOPMENTS,

NON-DISCLOSURE, NON-COMPETITION,

AND NON-SOLICITATION AGREEMENT

RECITALS

A. Syndax Pharmaceuticals, Inc. (the “Company”) is involved in an extremely competitive industry in which confidentiality of its proprietary information is a valuable corporate asset.

B. The Company’s Confidential Information (defined herein) is vital to the success of the Company’s business and have been or will be developed or attained by great efforts and expense to the Company.

C. I acknowledge that as of the date of this Agreement and continuing thereafter, I will be provided by the Company with Confidential Information, including trade secrets, concerning the Company and its customers and I recognize the importance of protecting the Company’s rights in and to such Confidential Information.

D. The Company’s competitive position in the line of business in which it is engaged depends in part upon its ability to safeguard Confidential Information.

E. The Confidential Information being provided to me (pursuant to this Agreement) is necessary for the performance of my duties and could damage the Company or third parties if such Confidential Information were made known to any entity or person engaged in business activities that are in competition with the Company. I acknowledge that without the Company’s provision of such Confidential Information I would not be able to accomplish my job duties.

F. The Company will not provide, or will not agree to continue to provide, me with this Confidential Information unless I provide the necessary assurances and commitments to protect this information and the Company’s business interests as more fully set forth herein.

G. This Agreement was made available to me prior to the date hereof so as to provide me with an adequate amount of time in which to read the entire Agreement and review its provisions with my counsel and advisors.

H. I understand the meaning and effect of the terms of this Agreement, and due to the extremely competitive nature of the business in which Syndax Pharmaceuticals, Inc. is engaged, I agree that the restrictions contained herein are reasonable and necessary.

NOW, THEREFORE, in consideration of the covenants herein, my employment or continued employment with the Company, and for other good and valuable consideration, I hereby covenant and agree with the Company as follows:

ARTICLE I

Definitions

1.1 Company: The term “Company” shall mean Syndax Pharmaceuticals, Inc. and any parent, subsidiary, affiliate, successor or assign of Syndax Pharmaceuticals, Inc. for which I work or from which I, as an employee, obtained or could have obtained Confidential Information and/or benefited from the business relationships involving Syndax Pharmaceuticals, Inc.

1.2 Confidential Information: The term “Confidential Information” shall mean any trade secret, proprietary or confidential information concerning the organization, personnel, business, finances, products, research and development initiatives, preclinical or clinical trials, or contractual transactions or obligations of the Company, or of any third party which the Company is under an obligation to keep confidential, and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, know-how, preclinical or clinical trial results, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, financial information, sales techniques, projects, correspondence with governmental or administrative bodies, the Company’s salary and/or pay rates, other Company personnel information, and all other Company plans and proposals.

1.3 Developments: The term “Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes).

ARTICLE II

Disclosure of Developments

2.1 I agree that I will forthwith communicate in writing to the Board of Directors of the Company, or such officer or individual as the Board of Directors of the Company may from time to time designate, a full and complete disclosure of any and all Developments, research and other information, discoveries and improvements made, developed, conceived and/or reduced to practice by me, alone, or jointly with others (i) while in the employ of the Company and (ii) during a one (1) year period following the termination of my employment or other association with the Company if such Developments, research, discoveries or improvements relate to the business of the Company.

2.2 The business of the Company includes any technical or business interest that has been worked on by the Company in the past, or in which there is work in progress at the Company during the period of my employment with the Company. The business interests of the Company include Company operations or activities in the planning stages. I understand that this disclosure of Developments and the following assignment of Developments does not cover any of my patents or patents applications that are filed or based exclusively on inventions made by me before my employment with the Company.

ARTICLE III

Assignment of Developments

3.1 If at any time or times during my employment or other association with the Company, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

3.2 I will assist, upon request, in locating writings and other physical evidence of the making of my Developments and provide unrecorded information relating to them, and give testimony in any proceeding in which any of my Developments or any application or patent directed thereto may be involved, provided that if I am no longer employed by the Company, reasonable compensation shall be paid for such services. Notwithstanding the foregoing, no obligation is imposed on the Company to remunerate at a higher rate for the giving of testimony than the rate established by law for the compensation of witnesses in the court or tribunal where the testimony is taken. To the extent feasible, the Company will use its best efforts to request such assistance at times and places as will least interfere with any other employment of mine.

3.3 I will promptly disclose to the Company all material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company. I agree that all such material constitutes a work for hire, and at the expense of the Company, I will assign to the Company all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

3.4 Any Development relating to the Company’s business made by me within one (1) year following the termination of my employment (and which is required to be disclosed in accordance with Section 2.1 above) shall be presumed to be owned by the Company.

3.5 I represent that the Developments identified in the Appendix attached hereto, if any, comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Developments and the purpose thereof, but not details of the Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.                 .

1. ARTICLE IV

Non-Disclosure

4.1 I agree that I will not, at any time, whether during or after the termination of my employment, without first obtaining the written approval of the Board of Directors of the Company, or of such officer or individual as the Board of Directors of the Company may from time to time designate, divulge or disclose to any person or entity outside of the Company, whether by private communications or by public address or publication, or otherwise, any Confidential Information, except to the extent that such disclosure is necessary to perform my duties and fulfill my responsibilities as an employee of the Company. All original and copies of any Confidential Information or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company and shall be surrendered to the Company upon termination of my employment.

4.2 I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information, including confidential information related to third parties which the Company is obligated to maintain as confidential, except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

ARTICLE V

Non-Competition

5.1 I agree that while in the employ of the Company and for six months thereafter (the “Restriction Term”), regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity (a) accept employment or establish any other relationship with any business within the United States that is in competition with the products or services created, developed or under development, manufactured or planning to be manufactured, marketed or planning to be marketed, distributed or planning to be distributed, sold or planning to be sold, by the Company at the time of my termination (collectively, the “Products And Services”), or (b) engage in any business or activity within the United States that is in competition with the Products And Services, provided, however, that the record or beneficial ownership of five (5) percent or less of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section. Notwithstanding the above, for Company employees classified as sales persons assigned to a distinct geographic area and for employees classified as service providers with an assigned geographic area, the geographic scope of their Restriction Term shall be limited to the geographic area to which assigned as an employee of Company.

ARTICLE VI

Non-Solicitation Of Employees

6.1 I agree that during the Restriction Term, regardless of the reasons for my termination, I will not directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit or solicit for hire any Company employee, agent, representative or consultant, or any such person who has terminated his/her relationship with the Company within six months of my departure from the Company.

ARTICLE VII

Company Property

7.1 I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, rolodexes, specifications, software programs, software code, data, computers, cellular telephones, pagers, palm pilots and their equivalents, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, and any other Company property in my possession, custody or control. I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Property. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

ARTICLE VIII

Employment At-Will

8.1 I understand that this Agreement does not alter my status as an “at-will” employee of the Company. Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.

ARTICLE IX

Best Efforts

9.1 During the period of my employment by the Company, I shall devote my full time and best efforts to the Company’s business, and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of the Company’s Chief Executive Officer, provided, however, that I may participate in professional, civic, social and/or charitable activities that do not adversely affect my ability to carry out my responsibilities to the Company.

ARTICLE X

General Provisions

10.1 I agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Company, the reasons for the cessation of my employment or other association with the Company, or the amount of my wages and/or salary.

10.2 This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. No modification or variation to this Agreement shall be deemed valid unless in writing and signed by the Company.

10.3 This Agreement shall be binding upon my heirs, executors, administrators and legal representatives, and shall inure to the benefit of the successors and assigns of the Company. I shall not assign this Agreement.

10.4 I represent and warrant to the Company that I am not under any obligations to any person, firm, corporation, or other business entity, and have no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by me of any of the covenants hereunder or my duties in my employment with the Company. I have not entered into, and shall not enter into, any agreement either oral or written in conflict herewith.

10.5 I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence, proprietary information acquired by me in confidence or trust prior to my employment by the Company, nor will it violate any non-solicitation and/or non-competition agreements entered into prior to my employment with the Company. I have not entered into, and I shall not enter into, any agreement, either written or oral, in conflict herewith.

10.6 I agree that any breach of this Agreement by me will cause irreparable damage to the Company and in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violations of my obligations hereunder.

10.7 Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

10.8 I agree that each provision and the subparts of each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

10.9 The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.10 I acknowledge and agree that the Company conducts business globally and that the Company has an interest in the uniform interpretation and enforcement of its Employment Agreements. Accordingly, I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. I further agree that any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in such state, and I hereby submit to the jurisdiction and venue of any such court.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS SET FORTH HEREIN) HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Name:	Arlene Morris

Employee:	/s/ Arlene Morris	Date: June 28, 2013
Signature

Witness:	/s/ John Pallies	Date: June 28, 2013